EXHIBIT 4c

DESCRIPTION OF COMMON STOCK
The following description summarizes the material terms of the common stock, no par value (“common stock”) of Public Service Enterprise Group Incorporated (“PSEG”). This summary does not describe every aspect of the common stock. For additional information, refer to the applicable provisions of the New Jersey Business Corporation Act, as amended (the “Act”), PSEG’s Certificate of Incorporation, as amended (the “Charter”), and PSEG’s By-Laws, as amended (the “By-Laws”). PSEG’s Charter and By-Laws have been filed with the Securities and Exchange Commission.
Common Stock
Authorized Common Stock. PSEG’s authorized capital stock includes 1,000,000,000 shares of common stock, without par value.
General. The outstanding shares of common stock are, and any shares of common stock offered in the future when issued and paid for will be, fully paid and non-assessable.
Dividend Rights. Holders of common stock are entitled to such dividends as may be lawfully declared from time to time by PSEG’s Board of Directors out of PSEG’s earned surplus and in compliance with the Act after payment of all amounts owed on any preferred stock that may be outstanding.
Voting Rights. Holders of common stock are entitled to one vote for each share held by them on all matters presented to holders of common stock.
Liquidation Rights. After satisfaction of PSEG’s creditors and the preferential liquidation rights of any preferred stock, the holders of common stock are entitled to share, ratably, in the distribution of all remaining net assets.
No Preemptive or Similar Rights.  Holders of common stock have no conversion, redemption or preemptive rights to subscribe to or acquire any PSEG securities. The common stock is not entitled to the benefit of any sinking fund provisions.
Listing. The common stock is listed on the New York Stock Exchange under the symbol “PEG.”
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and By-Laws
Board of Directors. Subject to the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office without cause only by the affirmative vote of the holders of 80% of the combined voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The Board of Directors, by the affirmative vote of a majority of the directors in office, may remove a director for cause where, in their judgment, the continuation of the director in office would be harmful to PSEG and may suspend the director for a reasonable period pending final determination that cause exists for removal.
Business Combinations. The Charter prohibits certain business combinations with “Interested Shareholders” unless, subject to specified exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes: (a) any merger or consolidation of PSEG or any subsidiary with an Interested Shareholder or any affiliate thereof; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate thereof of any assets of PSEG or any subsidiary having an aggregate fair market value of $25,000,000 or more; (c) the issuance or transfer by PSEG or any subsidiary (in one transaction or a series of transactions) of any securities of PSEG or any Subsidiary to any

Interested Shareholder or any affiliate thereof in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $25,000,000 or more; (d) the adoption of any plan or proposal for the liquidation or dissolution of PSEG proposed by or on behalf of any Interested Shareholder or any affiliate thereof; or (e) certain reclassification, recapitalization, merger or consolidation transactions that would have the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of PSEG or any subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate thereof. Each such transaction requires the prior approval by the affirmative vote of the holders of 80% of the combined voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Generally, an “Interested Shareholder” is any person who is, or during the two-year period immediately prior to the date in question was, the beneficial owner, directly or indirectly, of shares having 10% or more of the votes of the then outstanding voting stock.
Advance Notice Requirements. Stockholders wishing to nominate persons for election to the PSEG Board of Directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements set forth in the By-Laws.

Proxy Access. The By-Laws permit an eligible stockholder or group of stockholders to include up to a specified number of director nominees in PSEG’s proxy materials for an annual meeting of stockholders. To qualify, the stockholders (or group of up to twenty stockholders) must have continuously owned for at least three years 3% or more of the outstanding common stock as of the date written notice is received by PSEG of such stockholders intention to propose director nominees and as of the record date for the annual meeting. The number of stockholder nominees permitted under the proxy access provisions of the By-Laws may not exceed 25% of the number of directors in office as of the last day on which notice of a nomination may be delivered.

Notice of a nomination under the proxy access provisions of the By-Laws must generally be submitted to the Secretary no earlier than 150 days and no later than 120 days prior to the anniversary of the mailing date of PSEG’s proxy statement in the prior year. The notice must contain certain information specified in the By-Laws.

Board Vacancies. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected and qualified.
Special Meetings; Stockholder Action by Written Consent. Special meetings of the stockholders may be called at any time by the Board of Directors or by the chief executive officer or upon the written request of the holders of the capital stock entitled to cast a majority of votes at such meeting.
Amendments. Except as otherwise required by law or the Charter, action by the stockholders to adopt a proposed amendment to the Charter may be taken by the affirmative vote of a majority of the votes cast by the holders of stock of PSEG entitled to vote thereon and, in addition, if any class or series of stock is entitled to vote thereon as a class, by the affirmative vote of a majority of the votes cast in each class vote. The By-Laws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority vote of the shares represented and entitled to vote at such meeting. Subject to the laws of the State of New Jersey, the Charter and the By-Laws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend the By-Laws or enact such other By-Laws as in their judgment may be advisable for the regulation of the conduct of the affairs of PSEG.
Additional Authorized Shares of Common Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Charter could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Indemnification of Directors and Officers; Limitation of Liability.
Indemnification. The Charter provides that PSEG will, to the full extent permitted by law, indemnify any person who is made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that he is or was a director, officer or employee of PSEG.
Limitation of Liability. The Charter further provides that, to the full extent permitted by law, directors and officers of PSEG will not be personally liable to PSEG or its stockholders for damages for breach of any duty owed to PSEG or its stockholders. No amendment or repeal of this provision of the Charter may adversely affect any right or protection of a director or officer of PSEG existing at the time of such amendment or repeal.
Transfer Agent and Registrar
The transfer agent and registrar for PSEG’s common stock is EQ Shareowner Services, a division of Equiniti Trust Company.

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